Exhibit 3.4

Filed in the Office of Secretary of State State Of Nevada Business Number C14123 - 1997 Filing Number 20150384085 - 66 Filed On 08/28/2015 Number of Pages 5

0812812015 09:20 FAX 503 227 2980 KELL . ALT . &Rn. [gJ005/008 EXHIBIT A CERTIFICATE OF DESIGl'iATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES B PREFERRED STOCK OF KAT EXPLORATION, INC The undersigned, Kenneth Stead, certifies that: A. He is the duly elected and acting President of KAT Exploration, a Nevada corporation (the "Company" or "Corporation"). B. Pursuant to the authority given by the Company's Articles of Incorporation as amended, the Board of Directors of the Company has duly adopted the following resolutions: WHEREAS, the Articles of Incorporation of this Corporation provide for a class of shares known as Preferred Stock, issuable from time to time; WHEREAS, the Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such Series Band to determine the designation thereof, or any of them; WJIEREAS, this Corporation has not issued any shares of Preferred Stock and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to the initial series of Preferred Stock and the number of shares constirnting and the designation of the series; NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the de.signation of the number of shares constituting, and the rights, preferences, privileges, and restrictions of the Preferred Stock as follows· I. Designation of Series . The initial series of Preferred Stock shall be designated "Series B Preferred Stock." 2. Number of Shares . The number of shares constituting the Series B Preferred Stock shall be 18,500 shares.

08128/2015 09:21 FAX 503 227 2980 KELL.ALT.&RD. [€,]006/008 3 , Dividend Preference . The holders of shares of Series n Preferred Stock shall be entitled to receive non - cumulative dividends when, as and if declared by the Board of Directors out of funds legally available therefor . If a dividend is declared on the Common Stock, the holders of the Series B Preferred Stock shall he entitled to the same per share dividend, subject to adjustment as provided by Section 6 below, prior to and in preference to the holders of the Common Stuck . No right shall accrue to the holders of the Series B Preferred Stock as a result of the failure of the Board of Directors to declare or pay dividends on the shares in any prior period . 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, $ 100 . 00 per share (the "Original Issue Price") of Series B Preferred Stock plus an amount equal to any declared but unpaid dividends on such share . If upon the occurrence of such event, the assets and funds so distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full above - described preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder . 5. Voting Rights . Except as otherwise required by law, the holders of the Series B Preferred Stock shall not have voting rights 6. Conversion Rights . The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"). a. Optional Conveniion . Subject to and in compliancr . = with the provisions of this Section 6 , any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully - paid and nonassessable shares of Common Stock . The conversion price for the Series B Preferred Stock shall initially be forty percent ( 40% ) of the thirty (30) day moving average of the price of the Corporation's common stock as quoted by OTC Markets Group, Inc . (OTC Pink) . b. Mechanics of Conversion . Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same . Such notice shall state the number of shares of Series B Preferred Stock being converted . Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number 2

08/28/2015 09:21 FAX 503 227 2980 KELL . ALT . &RL \ ". 0071008 of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Preferred Stock being converted . Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled tu receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date . c. Automatic Conversion (i) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then - effective Series B Preferred Conversion Price, (a) at any time upon the affirmative vote of the holders ofat least fifty percent ( 50% ) of the outstanding shares of the Series B Preferred Stock, or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 , as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $ 10 , 000 , 000 . Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance v,, . ith the provisions of Section 6 b . (ii) Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its trnnsfer agent ; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates . Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series B Preferred Stock . Thereupon, there shall be issued and delivi :: rcd to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the munber of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 6 b . 3

08/28/2015 09:22 FAX 503 227 2980 KELL.ALT.&RL1'. 008/008 d. Fractional Shares . No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock . All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of detennining whether the conversion would result in the issuance of any fractional share . If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion . e. Rnenation of Stock Issuable Upon Conversion . The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for t . he purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock . If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of she . res as shall be sufficient for such purpose . RESOLVED FURTHER, that the President and Secretary oftbc Company are each authorized to execute, verify and file a certificate of detennination of preferences in accordance with Nevada law. C. The authorized number of shares of Preferred Stock of the corporation is 30,000,000, and the number of shares constituting Series B Preferred Stacie, none of which has been issued, is 185,000. IN WITNESS WHEREOF, the undersigned has executed this Certificate on August 28, 2015. Name : Ke n Stead Title: President 4